Exhibit (a)(1)(A)

ILLUMINA, INC.

OFFER TO EXCHANGE

COMMON STOCK OR CASH

FOR

ANY AND ALL OUTSTANDING CONTINGENT VALUE RIGHTS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2021.

WE MAY EXTEND THE OFFER PERIOD AND

WITHDRAWAL PERIOD AT ANY TIME.

Illumina, Inc., a Delaware corporation (“Illumina,” the “Company,” “our,” “we” or “us”), is offering to exchange newly issued shares of Illumina common stock, par value $0.01 per share (NASDAQ: ILMN) (the “Common Stock”), or cash, on the terms and subject to the conditions set forth in this Offer to Exchange (as the same may be amended from time to time, the “Offer to Exchange”) and in the related letter of transmittal (which together with this Offer to Exchange, as they may be amended or supplemented from time to time, constitute the “Exchange Offer”), for any and all outstanding contingent value rights (“CVRs”) issued pursuant to the Contingent Value Rights Agreement, dated as of August 18, 2021 (the “CVR Agreement”), among Illumina, Computershare Trust Company, N.A., a federally chartered trust company, as Trustee, and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative. As of November 12, 2021, 364,409,525 CVRs were outstanding.

For each CVR surrendered, we are offering (a) 0.0022 shares of Common Stock or (b) $0.80 in cash. You may elect to tender any number of your CVRs for Common Stock and any number of your CVRs for cash.

This Offer to Exchange is first being mailed to holders of the CVRs on or around November 15, 2021.

The Information Agent for the Exchange Offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll Free: (866) 767-8867

The Exchange Offer will expire at 5:00 p.m., New York City time, on December 15, 2021, unless extended or terminated by us. The term “expiration date” means 5:00 p.m., New York City time, on December 15, 2021, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires. The Exchange Offer settlement will occur promptly after the expiration date.

You may withdraw previously tendered CVRs at any time before the expiration date. Any CVRs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any CVRs that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

We will amend or terminate the Exchange Offer, and will not be required to accept for purchase any CVRs tendered if, in our good faith reasonable judgment, any purchase of CVRs pursuant to the Exchange Offer could result in the Exchange Offer being considered a “going private transaction” under Rule 13e-3 of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), which may occur if our purchase of CVRs pursuant to the Exchange Offer would result in our CVRs being held of record by fewer than 300 persons. We refer to this condition as the “13e-3 Condition” and this condition is a nonwaivable condition to the Exchange Offer.

See “Risk Factors” beginning on page 10 for a discussion of issues that you should consider with respect to the Exchange Offer.

You must make your own decision whether to tender CVRs in the Exchange Offer and, if so, how many CVRs to tender and the form of consideration to be paid therefor. Neither we, our Board of Directors, Georgeson, the Information Agent for the Exchange Offer (the “Information Agent”), Computershare Trust Company, N.A., the Exchange Agent for the Exchange Offer (the “Exchange Agent”), nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

We are making the Exchange Offer only to existing holders of CVRs in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesperson or other person for soliciting tenders of CVRs. Our officers, directors and employees may solicit tenders from holders of our CVRs and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or responding to any such inquiries.

The Exchange Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission or the similar commission or governmental agency of any non-U.S. jurisdiction, nor has the SEC, any state securities commission or the similar commission or governmental agency of any non-U.S. jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

The following is a summary of the terms of the Exchange Offer. It highlights certain material information in this Offer to Exchange, but before you make any decision with respect to the Exchange Offer, we urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letter of transmittal and the descriptions of Common Stock and CVRs and the other documents incorporated by reference into this Offer to Exchange. Our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings are available online at the SEC website (www.sec.gov) and our website (www.illumina.com), and are also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the related letter of transmittal.

The Company	Illumina, Inc., a Delaware corporation.

The Exchange Offer

For each CVR surrendered, we are offering (a) 0.0022 shares of Common Stock or (b) $0.80 in cash.

You may elect to tender any number of your CVRs for Common Stock and any number of your CVRs for cash.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire all validly tendered and not withdrawn CVRs from all tendering holders. However, only whole shares of Common Stock will be delivered. You will receive cash in lieu of any entitlement to a fraction of a share of Common Stock.

The Exchange Offer is being made exclusively to existing holders of CVRs.

See “The Exchange Offer—Terms of the Exchange Offer.”

No Recommendation

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer or the form of consideration you should choose to receive if you tender CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the CVRs and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

You should consider carefully all of the information included or incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Conditions to Completion of the Exchange Offer

The Exchange Offer is not conditioned upon any minimum number of CVRs being tendered. However, the completion of the Exchange Offer is subject to certain conditions, including the 13e-3 Condition. See “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration of the Exchange Offer	The Exchange Offer for the CVRs will expire at 5:00 p.m., New York City time, on December 15, 2021, unless extended or earlier terminated.

How to Tender Your CVRs

If your CVRs are registered in your name in the record books of the Exchange Agent, you must indicate your instructions in one of the following ways:

i.   Internet—Visit the offer website at www.illuminaexchangeoffer.com (the “Offer Website”) and using the account and control codes sent to you via two separate emails, sign in and follow the directions on the site and enter instructions (“Electronic Instructions”); or

ii.  Mail—Complete the instructions, sign and return the letter of transmittal in the envelope provided and any other required documents to the Exchange Agent to be received prior to the time the Exchange Offer expires.

If you tender your CVRs without indicating the number of CVRs you wish to tender, it will be assumed that you are tendering all CVRs owned by you. In addition, if you tender your CVRs without indicating the consideration you wish to receive in exchange for the CVRs that you tender, it will be assumed that you are electing to tender all CVRs for Common Stock.

If you have questions, please call the Information Agent at the telephone number below. See “The Exchange Offer—Procedure for Tendering.”

Fractional Shares	Fractional shares of Common Stock will not be issued in exchange for CVRs. Instead, the Exchange Agent will aggregate and sell the Common Stock represented by those fractional entitlements and each holder of CVRs will be entitled to a portion of the net proceeds of that sale.

Withdrawal of Tendered CVRs	You may withdraw previously tendered CVRs at any time before the expiration date. Any CVRs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any CVRs that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations.”

Information Agent	Georgeson

Exchange Agent	Computershare Trust Company, N.A.

Additional Documentation; Further Information; Assistance

Any requests for assistance concerning the Exchange Offer may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange or by telephone at (866) 767-8867.

Any requests for additional copies of this Offer to Exchange and the related letter of transmittal may be directed to the Information Agent.

You should read this entire Offer to Exchange and the related letter of transmittal carefully before deciding whether or not to tender your CVRs. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are questions regarding the Exchange Offer that you may have as a holder of one or more CVRs and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letter of transmittal and the descriptions of Common Stock and CVRs and the other documents incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

The purpose of the Exchange Offer is to offer CVR holders the opportunity to exchange their CVRs for Common Stock or cash.

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the CVRs and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risk Factors.”

The Exchange Offer is being made exclusively to existing holders of CVRs.

Who is offering to buy my CVRs?

Illumina, Inc., a Delaware corporation and issuer of the CVRs, is offering to acquire any and all outstanding CVRs. The address of the Company’s principal executive office is 5200 Illumina Way, San Diego, California 92122, and its telephone number is (858) 202-4500.

What will I receive in the Exchange Offer if I tender my CVRs and they are accepted?

For each CVR surrendered, we are offering (a) 0.0022 shares of Common Stock or (b) $0.80 in cash. You may elect to tender any number of your CVRs for Common Stock and any number of your CVRs for cash.

Is the Exchange Offer suitable for everyone?

No. The exchange of CVRs for shares of Common Stock or cash in the Exchange Offer may not be suitable for you. Neither we, our Board of Directors, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the CVRs and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

You should consider carefully all of the information included or incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

What are the tax consequences of the Exchange Offer to me?

Please see the section of this Offer to Exchange entitled “Material U.S. Federal Income Tax Considerations.” The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

Will I lose the right to receive cash payments for past covered revenues measuring periods on any CVRs that I tender in the Exchange Offer?

Yes, if you tender CVRs in the Exchange Offer and they are accepted by us, you will lose your right to receive any unpaid cash payments on the underlying CVRs for covered revenues measuring periods during which you held such CVRs.

Will the Common Stock to be issued in the Exchange Offer be listed for trading?

Yes, the Common Stock is listed on the NASDAQ Global Select Market under the symbol “ILMN.”

Will the shares of Common Stock received by tendering holders of CVRs be freely transferable under the federal securities laws?

Yes, unless you are an affiliate of Illumina. The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Accordingly, shares of Common Stock received in exchange for CVRs tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be transferable without regard to any holding period by tendering holders who are not our “affiliates” (as defined in the Securities Act). Shares of Common Stock issued pursuant to the Exchange Offer to a holder of CVRs who is deemed to be our affiliate may be sold or transferred only in accordance with the requirements of Rule 144 or another available exemption under the Securities Act. For more information, see “Certain Securities Laws Considerations.”

Are you making a recommendation regarding whether I should tender in the Exchange Offer?

No. Neither we, our Board of Directors, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer or the form of consideration you should choose to receive if you tender CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the CVRs and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Offer to Exchange, the letter of transmittal, as well as the documents incorporated herein by reference, before deciding whether or not to tender your CVRs. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

When and how will I receive shares of Common Stock in exchange for my tendered CVRs?

If all terms and conditions for completion of the Exchange Offer are satisfied or waived, we will issue shares of Common Stock or pay cash (at your option) in exchange for all validly tendered and not withdrawn CVRs, promptly after the expiration date. We refer to such exchange as the “settlement” of the Exchange Offer.

If you are to receive Common Stock for your CVRs, we will issue shares of Common Stock in exchange for your CVRs that are validly tendered, not withdrawn, and accepted by us by delivering the shares of Common Stock to the Exchange Agent, which will act as your agent for purposes of receiving the shares of Common Stock from us and transmitting such shares of Common Stock to you. In all cases, issuance of shares of Common Stock in exchange for tendered CVRs will be made only after timely receipt by the Exchange Agent of properly tendered CVRs and any other required documents.

If you are to receive cash for your CVRs, we will pay such cash by wire transfer to the Exchange Agent, which will act as your agent for purposes of receiving such funds from us and transmitting such funds to you.

See “The Exchange Offer—Tender of CVRs; Acceptance of CVRs.”

May I tender only a portion of the CVRs that I hold?

Yes. You may choose to tender any or all of your CVRs.

What will happen if I do not tender my CVRs and the Exchange Offer is completed?

If the Exchange Offer is completed but you do not tender your CVRs, you will remain a holder of those CVRs.

What are the conditions to the consummation of the Exchange Offer?

We will amend or terminate the Exchange Offer, and will not be required to accept for purchase any CVRs tendered if, in our good faith reasonable judgment, any purchase of CVRs pursuant to the Exchange Offer could result in the Exchange Offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, which may occur if our purchase of CVRs pursuant to this Exchange Offer would result in our CVRs being held of record by fewer than 300 persons. We refer to this condition as the “13e-3 Condition”, and this condition is a nonwaivable condition to our Offer to Exchange.

In addition, subject to Rule 14e-1(c) under the Exchange Act, we are not obligated to accept or pay for, and may delay the acceptance of, any CVRs tendered pursuant to the Exchange Offer if at any time on or after the date of this Offer to Exchange and prior to the expiration date, any of the following conditions shall exist:

i.

there is any litigation regarding the Exchange Offer challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered CVRs or which could have a material adverse effect on us;

ii.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer, or the consummation of the Exchange Offer would violate any law, rule or regulation applicable to us;

iii.

any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that would result, directly or indirectly, in the consequences described under condition 1 above; or

iv.	delivery of shares of Common Stock or cash in exchange for CVRs would not be permitted under Delaware law.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether to waive any such condition to the extent waivable. If any condition to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the CVRs that have been validly tendered prior to the expiration date. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Extension, Termination and Amendment.”

How will the Exchange Offer affect the number of CVRs outstanding and the number of record holders of CVRs?

As of November 12, 2021 there were 364,409,525 issued and outstanding CVRs and 686 record holders of CVRs. If any record holder of CVRs tender his, her or its CVRs in full and that tender is accepted in full, the number of our record holders would be reduced. We will amend or terminate the Exchange Offer, and will not be required to accept for purchase any CVRs tendered if, in our good faith reasonable judgment, any purchase of CVRs pursuant to the Exchange Offer could result in the Exchange Offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, which may occur if our purchase of CVRs pursuant to this Exchange Offer would result in our CVRs being held of record by fewer than 300 persons.

When will the Exchange Offer expire?

The Exchange Offer is currently scheduled to expire at 5:00 p.m., New York City time, on December 15, 2021, which we refer to as the expiration date. We may, however, extend the Exchange Offer from time to time in our discretion until all the conditions to the Exchange Offer have been satisfied or waived. We will also extend the expiration date of the Exchange Offer if required by applicable law or regulation.

May I tender pursuant to a guaranteed delivery?

No. There is no guaranteed delivery procedure available in the Exchange Offer. See “The Exchange Offer—Extension, Termination and Amendment.”

Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered CVRs if that occurs?

The Exchange Offer may be terminated if any of the conditions to the Exchange Offer set forth in this Offer to Exchange, including the 13e-3 Condition, is not satisfied or (where within the Company’s discretion) waived. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

If the Exchange Offer is terminated and you previously have tendered CVRs, those CVRs will be credited back to an appropriate account promptly following the termination of the Exchange Offer without expense to you.

See “The Exchange Offer—Tender of CVRs; Acceptance of CVRs.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

No. You will not pay any fees to the Company, the Information Agent or the Exchange Agent to participate in the Exchange Offer.

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Expenses.”

How do I tender my CVRs?

You must indicate the number of CVRs you wish to tender, and the consideration you wish to receive for such CVRs (whether shares of Common Stock or cash), in one of the following ways:

i.	Internet—Visit the Offer Website and follow the Electronic Instructions; or

ii.

Mail—Complete the instructions, sign and return the letter of transmittal in the envelope provided and any other required documents to the Exchange Agent to be received prior to the time the Exchange Offer expires.

If you tender your CVRs without indicating the number of CVRs you wish to tender, it will be assumed that you are tendering all CVRs owned by you. In addition, if tender your CVRs without indicating the consideration you wish to receive in exchange for the CVRs that you tender, it will be assumed that you are electing to tender all CVRs for Common Stock.

If you have questions, please call the Information Agent at the telephone number on the back cover of this Offer to Exchange. See “The Exchange Offer—Procedure for Tendering.”

Does Illumina intend to repurchase any CVRs other than pursuant to the Exchange Offer during or after the Exchange Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any CVRs, other than pursuant to the Exchange Offer, during the Exchange Offer and for the period ending ten business days after the expiration date of the Exchange Offer.

Whether we make additional repurchases after the conclusion of the ten-business day period following the expiration date will depend on many factors, including, without limitation, the number of CVRs, if any, that we purchase in the Exchange Offer, our business and financial performance and situation, the business and market conditions at the time and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling CVR holders in those transactions than the terms of the Exchange Offer.

What must I do if I want to withdraw my CVRs from the Exchange Offer?

You may withdraw previously tendered CVRs at any time before the expiration date. Any CVRs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any CVRs that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

In order to withdraw your CVRs from the Exchange Offer, you must either withdraw on the Offer Website or deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date or, after the expiration of the Exchange Offer, you may withdraw any CVRs that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you have questions, please call the Information Agent at the telephone number on the back cover of this Offer to Exchange.

See “The Exchange Offer—Withdrawal of Tenders.”

Whom do I call if I have any questions on how to tender my CVRs or any other questions relating to the Exchange Offer?

Questions related to the terms of the Exchange Offer and requests for assistance, as well as for additional copies of this Offer to Exchange, the letter of transmittal or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange.

Where can I find more information about Illumina?

For more information, see our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, which are available online at the SEC website (www.sec.gov) and our website (www.illumina.com), and are also available from us upon request. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q describing the risks of investment in our securities, before you decide whether to tender your CVRs.

Risks Associated with the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of CVRs.

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your CVRs in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of CVRs and CVRs for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offer to Exchange contains, and our officers and representatives may from time to time make, “forward-looking statements.” Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “continue,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “potential,” “predict,” “should,” “will” or similar words or phrases, or the negatives of these words, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward looking. Examples of forward-looking statements include, among others, statements we make regarding:

•	our expectations as to our future financial performance, results of operations or other operational results or metrics;

•	our expectations regarding the launch of new products or services;

•

the benefits that we expect will result from our business activities and certain transactions we have completed, such as product introductions, increased revenue, decreased expenses and avoided expenses and expenditures;

•	our expectations of the effect on our financial condition of claims, litigation, contingent liabilities and governmental investigations, proceedings and regulations;

•	our strategies or expectations for product development, market position, financial results and reserves;

•

our expectations regarding the outcome of the legal and regulatory proceedings related to our recently completed acquisition of GRAIL, Inc. (“GRAIL”) and other actions that may be taken or pursued by the European Commission, the Federal Trade Commission and/or other governmental or regulatory authorities in connection with such acquisition;

•	the European Commission’s order, dated October 29, 2021, imposing interim measures (the “Interim Measures Order”) and the impacts on Illumina and GRAIL of such measures;

•	our expectations regarding the integration of any acquired technologies with our existing technology; and

•	other expectations, beliefs, plans, strategies, anticipated developments and other matters that are not historical facts.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact to our business and operating results caused by the COVID-19 pandemic;

•	our expectations and beliefs regarding prospects and growth for our business and the markets in which we operate;

•	the timing and mix of customer orders among our products and services;

•	challenges inherent in developing, manufacturing and launching new products and services, including expanding manufacturing operations and reliance on third-party suppliers for critical components;

•	the impact of recently launched or pre-announced products and services on existing products and services;

•	our ability to develop and commercialize our instruments and consumables, to deploy new products, services and applications, and to expand the markets for our technology platforms;

•	our ability to manufacture robust instrumentation and consumables;

•	our ability to identify and acquire technologies and integrate them into our products or businesses successfully;

•

risks and uncertainties regarding the legal and regulatory proceedings relating to our recently completed acquisition of GRAIL and our ability to achieve the expected benefits of such acquisition and other actions that may be taken or pursued by the European Commission, the Federal Trade Commission and/or other governmental or regulatory authorities in connection with such acquisition;

•

the Interim Measures Order, whose impacts may include material and adverse effects on synergies and other benefits we expect to achieve as a result of the acquisition of GRAIL, additional costs or liabilities, loss of revenue and other adverse effects on our business, financial condition and results of operations;

•

our compliance with the terms of the Interim Measures Order, which may be burdensome to implement and administer, and the risk that the European Commission could impose or seek to impose fines and other penalties for alleged noncompliance with such terms;

•	the assumptions underlying our critical accounting policies and estimates;

•	our assessments and estimates that determine our effective tax rate;

•	our assessments and beliefs regarding the outcome of pending legal proceedings and any liability that we may incur as a result of those proceedings;

•	uncertainty, or adverse economic and business conditions, including as a result of slowing or uncertain economic growth in the United States or worldwide; and

•

other factors detailed in our filings with the SEC, including the risks, uncertainties and assumptions described in “Risk Factors” within the Business and Market Information section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2021 and within the Other Key Information section of our Quarterly Report on Form 10-Q for the quarter ended October 3, 2021 and described in “Cautionary Notes on Forward-Looking Statements” within our Current Report on Form 8-K filed on August 18, 2021, or in information disclosed in public conference calls, the date and time of which are released beforehand.

The foregoing factors should be considered together with other factors detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, or to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of any current financial quarter, in each case whether as a result of new information, future developments or otherwise.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF CVRS FOR SHARES OF COMMON STOCK OR CASH IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE EXCHANGE AGENT, NOR ANY AFFILIATE OF ANY OF THE FOREGOING OR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR CVRS IN THE EXCHANGE OFFER OR THE FORM OF CONSIDERATION YOU SHOULD CHOOSE TO RECEIVE IF YOU TENDER CVRS IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE CVRS AND THE COMMON STOCK, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Exchange Offer

We are offering to exchange newly issued shares of Common Stock or cash for any or all CVRs. If all conditions to the Exchange Offer are satisfied, including the 13e-3 Condition, or waived we will acquire CVRs from all tendering holders, except that only whole shares of Common Stock will be delivered. You will receive cash in lieu of any entitlement to a fraction of a share of Common Stock. The consideration to be received for the CVRs shall be at the holder’s election.

We are making the Exchange Offer only to existing holders of CVRs in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of CVRs. Our officers, directors and employees may solicit tenders from holders of our CVRs and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or responding to any such inquiries.

Georgeson is acting as Information Agent and Computershare Trust Company, N.A. is acting as Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of CVRs by mail, telephone, facsimile and/or other customary means. We have agreed to pay customary compensation to the Information Agent and the Exchange Agent for their respective services and to reimburse them for reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent and the Exchange Agent against certain liabilities in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesperson or other person regarding the solicitation of tenders hereunder. None of us, the Exchange Agent or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders of, the CVRs only in U.S. jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Registered holders who tender their CVRs directly to us through the Exchange Agent will not have to pay any fees or commissions.

The term “expiration date” means 5:00 p.m., New York City time, on December 15, 2021, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

If the Exchange Offer expires or terminates without any CVRs being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your CVRs.

Conditions of the Exchange Offer

We will amend or terminate the Exchange Offer, and will not be required to accept for purchase any CVRs tendered if, in our good faith reasonable judgment, any purchase of CVRs under the Exchange Offer could result in the Exchange Offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, which may occur if our purchase of CVRs pursuant to this Exchange Offer would result in our CVRs being held of record by fewer than 300 persons. We refer to this condition as the “13e-3 Condition” and this condition is a nonwaivable condition to our Offer to Exchange.

In addition, subject to Rule 14e-1(c) under the Exchange Act, we are not obligated to accept or pay for, and may delay the acceptance of, any CVRs tendered pursuant to the Exchange Offer if at any time on or after the date of this Offer to Exchange and prior to the expiration date, any of the following conditions shall exist:

i.

there is any litigation regarding the Exchange Offer challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered CVRs; or which could have a material adverse effect on us;

ii.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us;

iii.

any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Exchange Offer that results, directly or indirectly, in any of the consequences described within paragraph (i) above; or

iv.	delivery of shares of Common Stock or cash in exchange for CVRs would not be permitted under Delaware law.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether to waive any such condition to the extent waivable. If any of the conditions to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the CVRs that have been validly tendered. In addition, we reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all CVRs previously tendered and not validly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your CVRs in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer;

•

delay our acceptance or our acquisition of any CVRs pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any CVRs not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer have not been satisfied, as determined by us; and

•	waive any condition (other than the 13e-3 Condition).

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of CVRs being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of CVRs, such modification will be applicable to all holders of CVRs whose CVRs are accepted pursuant to the Exchange Offer and, if, at the time notice of any such modification is first published, sent or given to holders of CVRs, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., New York City time.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

Tender of CVRs; Acceptance of CVRs

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, CVRs validly tendered and not properly withdrawn. Settlement will occur promptly after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any CVRs in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or payment for, the CVRs is subject to Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the CVRs deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) CVRs validly tendered, not properly withdrawn, if and when we notify the Exchange Agent of our acceptance of the tenders of CVRs pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, we will deliver shares of Common Stock or cash (at such holder’s choice) in exchange for CVRs to the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the shares of Common Stock or cash from us and transmitting such shares of Common Stock or cash to such tendering holders whose CVRs have been accepted. Common Stock delivered to tendering registered holders of CVRs will be registered as requested in those holders’ letter of transmittal in uncertificated form and the transfer agent for our Common Stock will send written confirmations of that registration to the person registered as holder. Cash paid to tendering registered holders of CVRs will be paid by mailing checks payable as requested in their letter of transmittal.

Under no circumstances will we pay interest on the consideration payable for CVRs, regardless of any delay in making such delivery or extension of the expiration date.

If, prior to the expiration date, we increase the consideration to be paid for each CVR tendered pursuant to this Exchange Offer, we will pay or deliver such increased consideration for all such CVRs acquired pursuant to the Exchange Offer, whether or not such CVRs were tendered prior to such increase in consideration.

If certain events occur, we may not be obligated to acquire CVRs pursuant to the Exchange Offer. See “The Exchange Offer—Conditions of the Exchange Offer.”

In all cases, delivery to a tendering holder of the consideration for CVRs accepted pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a letter of transmittal (or a manually signed photocopy), properly completed and duly executed and any other documents required by the letter of transmittal pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering.”

If we do not accept any tendered CVRs pursuant to the terms and conditions of the Exchange Offer for any reason, those CVRs will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All CVRs that are validly tendered and accepted by us in the Exchange Offer will, upon our instruction, be surrendered to Computershare Trust Company, N.A., as Trustee under the CVR Agreement, for cancellation.

Elections

When you tender CVRs, you may request:

i.    0.0022 shares of Common Stock for every CVR validly tendered and not validly withdrawn or

ii.    $0.80 in cash for every CVR validly tendered and not validly withdrawn.

You may elect to tender any number of your CVRs for Common Stock and any number of your CVRs for cash.

Fractional Shares

Fractional shares of Common Stock will not be issued in exchange for CVRs. Instead, the Exchange Agent will aggregate and sell the shares of Common Stock represented by those fractional entitlements and each holder of CVRs will be entitled to a portion of the net proceeds of that sale in lieu of its entitlement to a fraction of a share of Common Stock.

Procedure for Tendering

Registered Holders. In order for a holder that holds CVRs on the record books of the Exchange Agent to validly tender CVRs pursuant to the Exchange Offer, the holder must indicate the number of CVRs they wish to tender, and the consideration they wish to receive for such CVRs (whether shares of Common Stock or cash), in one of the following ways:

i.	Internet—Visit the Offer Website and follow the Electronic Instructions; or

ii.

Mail—Complete the instructions, sign and return the letter of transmittal in the envelope provided and any other required documents to the Exchange Agent to be received prior to the time the Exchange Offer expires.

You may change your election prior to the expiration date of the Exchange Offer by submitting to the Exchange Agent a properly completed and signed revised letter of transmittal, or if the election was made via the Offer Website, you may change your election on the Offer Website.

If you tender your CVRs without indicating the number of CVRs you wish to tender, it will be assumed that you are tendering all CVRs owned by you. In addition, if you tender your CVRs without indicating the consideration you wish to receive in exchange for the CVRs that you tender, it will be assumed that you are electing to tender all CVRs for Common Stock.

Fees. If you tender your CVRs directly to the Exchange Agent, you will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions.

Transfer Taxes. We will pay any transfer taxes imposed by the United States or any jurisdiction therein with respect to the exchange of CVRs pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of CVRs pursuant to the Exchange Offer, or by any jurisdiction outside the United States, then the amount of such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holders.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Exchange Offer under the terms of this Offer to Exchange or any other related documents. Holders must tender their CVRs in accordance with the procedures set forth above so that all required steps are completed prior to the expiration date.

Effects of Tenders

By tendering your CVRs, you irrevocably appoint the Exchange Agent and the Company and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your CVRs tendered and accepted by us, including to (i) transfer the tendered CVRs to, or to the order of, the Company and (ii) surrender the tendered CVRs and instruct the Exchange Agent to deliver the underlying CVRs to, or to the order of, the Company. Such appointment will be automatically revoked for any CVRs tendered and not accepted. All such powers and proxies shall be considered coupled with an interest in the tendered CVRs and therefore shall not be revocable; provided that the CVRs tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, and unless theretofore accepted and not credited back to the appropriate account as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective) unless the tendered CVRs are validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of CVRs in the Exchange Offer, and our determination shall be final and binding, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the right to reject any and all tenders of CVRs in the Exchange Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful. No alternative, conditional or contingent tenders will be accepted and no fractional CVRs will be purchased.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Exchange Offer (other than the 13e-3 Condition, which is nonwaivable), including the absolute right to waive any defect or irregularity in the tender of any CVRs in the Exchange Offer. No tender of CVRs in the Exchange Offer will be deemed to have been made until all defects and irregularities in the tender of such CVRs in the Exchange Offer have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any CVRs in the Exchange Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and instructions thereto) will be final and binding, subject to a challenge to our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary.

Reporting Pursuant to the Exchange Act

We are required to file the reports required by Section 13(a) of the Exchange Act with respect to the CVRs. As a result of the 13e-3 Condition, which is not waivable, we believe that our purchase of CVRs pursuant to the Exchange Offer will not result in Illumina becoming no longer subject to the reporting obligations under the Exchange Act with respect to the CVRs or otherwise. As of November 12, 2021, there were 686 holders of record of CVRs.

Withdrawal of Tenders

You may validly withdraw CVRs that you tender at any time prior to the expiration date of the Exchange Offer, which is 5:00 p.m., New York City time, on December 15, 2021, unless we extend it. Any CVRs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any CVRs that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date or, if your CVRs have not previously been accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange.

If we extend the Exchange Offer, are delayed in our acceptance of the CVRs or are unable to accept CVRs pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may retain tendered CVRs, and those CVRs may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time of receipt or of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any CVRs withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the CVRs so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn CVRs may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any CVRs properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Source and Amount of Funds

The Exchange Offer is not conditioned upon our receipt of financing. We intend to fund all cash payments to the holders of CVRs pursuant to the Exchange Offer, except payments for fractional shares of Common Stock, with cash on hand. Fractional shares of Common Stock will not be issued in exchange for CVRs. Instead, the Exchange Agent will aggregate and sell the Common Stock represented by those fractional entitlements and each holder of CVRs will be entitled to a portion of the net proceeds of that sale.

Liquidity; Listing

The Common Stock is currently listed and traded on the NASDAQ Global Select Market.

The CVRs are subject to transfer restrictions described in the CVR Agreement and other applicable restrictions under securities laws. The CVRs are not listed, and the CVR Agreement does not require the CVRs to be listed on a securities exchange. As such, no prediction can be made regarding the development or existence of any trading market in the CVRs or the prices at which the CVRs may trade at any point in time, if at all.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of CVRs. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of CVRs

Whether or not the Exchange Offer is consummated, subject to applicable contractual restrictions, the terms of our Certificate of Incorporation and applicable law, we or our affiliates may from time to time acquire CVRs, other than pursuant to the Exchange Offer, through privately negotiated transactions, exchange offers or offers to purchase, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash or other consideration not provided for in this Exchange Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Exchange Offer, neither we nor any of our affiliates will make any purchases of CVRs otherwise than pursuant to the Exchange Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Exchange Agent

Computershare Trust Company, N.A. is serving as the Exchange Agent in connection with the Exchange Offer.

Information Agent

Georgeson is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of CVRs, respond to inquiries of and provide information to holders of CVRs in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the

Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Expenses

We have agreed to pay customary compensation to the Information Agent and the Exchange Agent for their respective services and to reimburse them for reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent and the Exchange Agent against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

No brokerage commissions will be payable by tendering holders of CVRs to us, the Information Agent or the Exchange Agent.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

SELECTED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data of Illumina

The following table presents selected historical consolidated financial data of Illumina. The selected historical consolidated financial data as of January 3, 2021 and December 29, 2019, and for the years ended January 3, 2021, December 29, 2019, and December 30, 2018, has been derived from Illumina’s audited consolidated financial statements and accompanying notes contained in Illumina’s Annual Report on Form 10-K for the year ended January 3, 2021, which is incorporated by reference into this Offer to Exchange. The selected historical consolidated financial data as of October 3, 2021 and for the nine months ended October 3, 2021 and September 27, 2020 has been derived from Illumina’s unaudited consolidated financial statements contained in Illumina’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2021, which is incorporated by reference into this Offer to Exchange, and has been prepared on the same basis as Illumina’s audited consolidated financial statements included in Illumina’s Annual Report on Form 10-K for the year ended January 3, 2021.

The information set forth below is only a summary. You should read the following information together with Illumina’s consolidated financial statements and accompanying notes and the “Management’s Discussion and Analysis” section contained in Illumina’s Annual Report on Form 10-K for the year ended January 3, 2021 and Illumina’s Quarterly Report on Form 10-Q for the nine months ended October 3, 2021, which are incorporated by reference into this Offer to Exchange. Illumina’s annual and interim period results are not necessarily indicative of Illumina’s results in any future period. In the opinion of Illumina’s management, the selected historical consolidated financial data as of and for the nine months ended October 3, 2021 and September 27, 2020 set forth in the tables below reflect all normal recurring adjustments necessary for the fair presentation of results of operations and financial position for these periods. For more information, see “Where You Can Find More Information.”

Consolidated Statement of Operations Data	Nine Months Ended
(in millions, except per share amounts)	October 3, 2021	September 27, 2020
Total revenue	$3,327	$2,286
(Loss) income from operations	(164)	447
Consolidated net income	650	399
Net income attributable to Illumina stockholders	650	399
Net income attributable to Illumina stockholders for earnings per share	650	399
Earnings per share attributable to Illumina stockholders
Basic	4.39	2.72
Diluted	4.36	2.70
Shares used in computing earnings per share
Basic	148	147
Diluted	149	148

Consolidated Statement of Operations Data	Year Ended
(in millions, except per share amounts)	January 3, 2021	December 29, 2019	December 30, 2018
Total revenue	$3,239	$3,543	$3,333
Income from operations	580	985	883
Consolidated net income	656	990	782
Net income attributable to Illumina stockholders	656	1,002	826

Consolidated Statement of Operations Data	Year Ended
(in millions, except per share amounts)	January 3, 2021	December 29, 2019	December 30, 2018
Net income attributable to Illumina stockholders for earnings per share	$656	$1,002	$826
Earnings per share attributable to Illumina stockholders
Basic	4.48	6.81	5.63
Diluted	4.45	6.74	5.56
Shares used in computing earnings per share
Basic	147	147	147
Diluted	148	149	149

Consolidated Balance Sheet Data	As of
(in millions)	October 3, 2021	January 3, 2021	December 29, 2019
Cash, cash equivalents and short-term investments	$1,265	$3,472	$3,414
Total assets	15,063	7,585	7,316
Short-term debt	—	511	—
Long-term debt	1,687	673	1,141
Total stockholders’ equity	10,593	4,694	4,613

Other Data
Book value per common share as of October 3, 2021(1)	$71.09

(1)	Book value per common share was calculated by dividing total stockholders’ equity as of October 3, 2021 by the diluted weighted average shares outstanding for the nine months ended October 3, 2021.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma condensed consolidated financial data gives effect to the Exchange Offer, assuming 100% of the CVRs are tendered and accepted by us in exchange for Common Stock. The unaudited pro forma condensed consolidated financial data is based on the historical consolidated financial statements of Illumina and the assumptions and adjustments set forth in the accompanying explanatory note. See “Note 1—Basis of presentation” below for further explanation.

Illumina’s fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending closest to March 31, June 30, September 30 and December 31. In accordance with the financial statement requirements contained in Article 11 of Regulation S-X, pro forma condensed consolidated financial data is presented as outlined below:

•	The unaudited pro forma condensed consolidated balance sheet as of October 3, 2021 is presented as if the settlement of the Exchange Offer had occurred on October 3, 2021.

•

The unaudited pro forma condensed consolidated statements of income for the twelve months ended January 3, 2021 and nine months ended October 3, 2021 are presented as if the settlement of the Exchange Offer had occurred on December 30, 2019, the beginning of the earliest period presented.

The pro forma financial data has been prepared by Illumina in accordance with Article 11 of Regulation S-X (Pro Forma Financial Information). The unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only. It does not purport to represent what the actual consolidated results of operations of Illumina would have been if the settlement of the Exchange Offer had occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 3, 2021

	Historical	Pro forma
(in millions)	Illumina	Transaction accounting adjustments	Notes(1)	Pro forma
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,265	$—		$1,265
Accounts receivable, net	604	—		604
Inventory	401	—		401
Prepaid expenses and other current assets	181	—		181

Total current assets	2,451	—		2,451
Property and equipment, net	1,009	—		1,009
Operating lease right-of-use assets	676	—		676
Goodwill	7,098	—		7,098
Intangible assets, net	3,351	—		3,351
Other assets	478	—		478

Total assets	$15,063	$—		$15,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$248	$—		$248
Accrued liabilities	666	(1)	A	665

Total current liabilities	914	(1)		913
Operating lease liabilities	784	—		784
Term notes	993	—		993
Convertible senior notes	694	—		694
Other long-term liabilities	1,085	(753)	A	332
Stockholders’ equity:
Common stock	2	—		2
Additional paid-in capital	8,849	318	A	9,167
Accumulated other comprehensive income	13	—		13
Retained earnings	5,372	411	A	5,783
Treasury stock, at cost	(3,643)	25	A	(3,618)

Total stockholders’ equity	10,593	754		11,347

Total liabilities and stockholders’ equity	$15,063	$—		$15,063

(1)	Note A refers to Note A of Note 3 in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data below.

See accompanying notes to the unaudited pro forma condensed consolidated financial data

Unaudited Pro Forma Condensed Consolidated Statement of Income for the Twelve Months Ended January 3, 2021

	Historical	Pro forma
(in millions, except per share amount)	Illumina	Transaction accounting adjustments	Notes(1)	Pro forma
Revenue:
Product revenue	$2,735	$—		$2,735
Service and other revenue	504	—		504

Total revenue	3,239	—		3,239
Cost of revenue:
Cost of product revenue	788	—		788
Cost of service and other revenue	220	—		220
Amortization of acquired intangible assets	28	—		28

Total cost of revenue	1,036	—		1,036

Gross profit	2,203	—		2,203

Operating expense:
Research and development	682	—		682
Selling, general and administrative	941	—		941

Total operating expense	1,623	—		1,623

Income from operations	580	—		580
Other income (expense):
Interest income	41	—		41
Interest expense	(49)			(49)
Other income, net	284	411	A	695

Total other income, net	276	411		687

Income before income taxes	856	411		1,267
Provision for income taxes	200	—		200

Net income	$656	$411		$1,067

Earnings per share:
Basic	$4.48			$7.21
Diluted	$4.45			$7.16
Shares used in computing earnings per share:
Basic	147	1	A	148
Diluted	148	1	A	149

(1)	Note A refers to Note A of Note 3 in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data below.

See accompanying notes to the unaudited pro forma condensed consolidated financial data

Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months Ended October 3, 2021

	Historical	Pro forma
(in millions, except per share amount)	Illumina	Transaction accounting adjustments	Notes(1)	Pro forma
Revenue:
Product revenue	$2,903	$—		$2,903
Service and other revenue	424	—		424

Total revenue	3,327	—		3,327
Cost of revenue:
Cost of product revenue	782	—		782
Cost of service and other revenue	177	—		177
Amortization of acquired intangible assets	31	—		31

Total cost of revenue	990	—		990

Gross profit	2,337	—		2,337

Operating expense:
Research and development	835	—		835
Selling, general and administrative	1,666	—		1,666

Total operating expense	2,501	—		2,501

Loss from operations	(164)	—		(164)
Other income (expense):
Interest income	—	—		—
Interest expense	(48)	—		(48)
Other income, net	1,010	—		1,010

Total other income, net	962	—		962

Income before income taxes	798	—		798
Provision for income taxes	148	—		148

Net income	$650	$—		$650

Earnings per share:
Basic	$4.39			$4.36
Diluted	$4.36			$4.33
Shares used in computing earnings per share:
Basic	148	1	A	149
Diluted	149	1	A	150

(1)	Note A refers to Note A of Note 3 in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data below.

See accompanying notes to the unaudited pro forma condensed consolidated financial data

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

1.	Basis of presentation

The accompanying unaudited pro forma condensed consolidated financial data gives effect to the Exchange Offer only, assuming that 100% of the CVRs are tendered and accepted by us in exchange for Common Stock. The unaudited pro forma condensed consolidated financial data is based on the historical consolidated financial statements of Illumina and the assumptions and adjustments set forth in these notes. In accordance with the financial statement requirements contained in Article 11 of Regulation S-X, pro forma condensed consolidated financial data is presented as outlined below:

•	The unaudited pro forma condensed consolidated balance sheet as of October 3, 2021 is presented as if the settlement of the Exchange Offer had occurred on October 3, 2021.

•

The unaudited pro forma condensed consolidated statements of income for the twelve months ended January 3, 2021 and nine months ended October 3, 2021 are presented as if the settlement of the Exchange Offer had occurred on December 30, 2019.

The unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only and is based on available information and reasonable assumptions. It does not purport to represent what the actual consolidated results of operations of Illumina would have been if the settlement of the Exchange Offer had occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, the actual number of CVRs tendered, changes in financial position and operating results following the date of the unaudited pro forma condensed consolidated financial data.

Pro forma transaction accounting adjustments are included only to the extent they are adjustments that reflect the accounting for the Exchange Offer in accordance with U.S. GAAP.

The unaudited pro forma condensed consolidated financial data reflects the assessment of fair values assigned to the closing price of the Common Stock on November 5, 2021 and the maximum number of CVRs that could be exchanged as part of the Exchange Offer (see below).

2.	Preliminary transaction value of the Exchange Offer

The accompanying unaudited pro forma condensed consolidated financial data reflects an estimated gain of $411 million, assuming all of the 381.5 million CVRs are tendered and accepted by us in exchange for shares of Common Stock at a factor of 0.0022 shares per CVR at a fair value of $408.14 per share of Common Stock on November 5, 2021.

The estimated gain is variable depending on the fair value per share of Common Stock, in addition to the number of CVRs tendered and accepted by us in exchange for Common Stock. As an indication of the sensitivity to the fair value per share of Common Stock, an increase or decrease in the fair value per share of Common Stock of 10% would result in $34 million less of estimated gain or $34 million more of estimated gain, respectively.

3.	Transaction accounting adjustments

The accounting adjustments included in the unaudited pro forma condensed consolidated financial data are as follows:

A.	To reflect the exchange of 381.5 million CVRs recorded at an estimated fair value of $754 million as of October 3, 2021 for 0.8 million shares of Common Stock at a fair value of $408.14 per share on

November 5, 2021. The issuance of Common Stock is reflected in the shares used to calculate earnings per share and will be issued from Treasury stock, at a cost of $25 million. The excess of fair value over cost of approximately $318 million is reflected in Additional paid in capital. The difference in the fair value of total Common Stock issued and the fair value of the CVRs exchanged is reflected in Retained earnings as of October 3, 2021 and in Other income for the twelve months ended January 3, 2021.

4.	Other data

The following pro forma book value per common share was calculated by dividing total pro forma stockholders’ equity by the pro forma diluted weighted average shares outstanding for the nine months ended October 3, 2021.

Other data
Pro forma book value per common share as of October 3, 2021	$75.65

OWNERSHIP OF CVRS AND TRANSACTIONS INVOLVING CVRS

To our knowledge, no director, executive officer or affiliate of Illumina beneficially owns any CVRs. We do not consider any executive officers of GRAIL LLC, a wholly owned subsidiary of Illumina with no board of directors, to be our affiliates for these purposes.

In the 60 days preceding the date of this Offer to Exchange, there have been no purchase or sale transactions in the CVRs by (i) the Company; (ii) any executive officer, director, affiliate or subsidiary of the Company or (iii) any executive officer or director of any subsidiary of the Company.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol “ILMN.”

The following table sets forth, for the periods indicated, the high and low closing prices for our Common Stock, as reported on the NASDAQ, for the periods indicated. The last reported sale price of our Common Stock on the NASDAQ Global Select Market on November 12, 2021 was $383.45 per share of Common Stock.

	Price Range
	High	Low
Quarter Ended:
(through November 12, 2021)	$421.83	$379.88
October 3, 2021	$524.84	$394.84
July 4, 2021	$481.50	$372.84
April 4, 2021	$504.76	$361.28
January 3, 2021	$370.96	$292.70
September 27, 2020	$400.74	$268.51
June 28, 2020	$373.01	$256.46
March 29, 2020	$335.53	$209.20
December 29, 2019	$335.49	$288.29

Illumina has never paid cash dividends and has no present intention to pay cash dividends in the foreseeable future. The indentures for our convertible senior notes due in 2023, which are convertible into cash and, in certain circumstances, shares of Illumina Common Stock, require Illumina to increase the conversion rate applicable to the notes if Illumina pays any cash dividends.

Market Price of and Dividends on the CVRs

The CVRs are not listed on any securities exchange or for quotation on any automated dealer quotation system. The CVR Agreement does not require the CVRs to be listed on a securities exchange. As such, no prediction can be made regarding the development or existence of any trading market in the CVRs or the prices at which the CVRs may trade at any point in time, if at all. There is no market price for the CVRs.

Holders of CVRs do not have dividends rights.

COMPARISON OF RIGHTS BETWEEN THE CVRS AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of CVRs and of holders of the Common Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Certificate of Incorporation, the CVR Agreement, applicable Delaware law and other documents referred to and incorporated by reference herein, including the description of our Common Stock contained in our Registration Statement on Form 8-A filed on April 14, 2000, including any subsequent amendments or reports filed for the purpose of updating such description. We urge you to read these documents for a more complete understanding of the differences between the CVRs and the Common Stock.

Governing Documents

CVRs: The rights of holders of CVRs are set forth in the CVR Agreement. The CVR Agreement is filed as an exhibit to our Current Report on Form 8-K filed on August 18, 2021.

Common Stock: The rights of holders of Common Stock are set forth in our Certificate of Incorporation and Delaware law.

Dividends

CVRs: Holders of CVRs do not have dividends rights.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders Common Stock are entitled to receive dividends, as and when declared by our board of directors, out of legally available funds. Illumina has never paid cash dividends and has no present intention to pay cash dividends in the foreseeable future.

Payment Entitlements

CVRs: Pursuant to the CVR Agreement (and subject to the terms and conditions therein), the CVRs entitle holders to receive a pro rata portion of quarterly payments in an amount equal to (i) (x) 2.5% of Covered Revenues (as defined below) up to and including $1 billion plus (y) 9.0% of Covered Revenues in excess of $1 billion, multiplied by (ii) a fraction, the numerator of which is the aggregate number of CVRs then outstanding, and the denominator of which is the total number of shares and shares issuable under options and equity awards of GRAIL issued and outstanding as of immediately prior to 4:10 p.m. on August 18, 2021, with such $1 billion threshold measured over an annual period (each such payment, a “Covered Revenues Payment”). Covered Revenues Payments will be made over a 12-year term beginning on August 18, 2021 and ending on August 18, 2033.

“Covered Revenues” mean, subject to certain deductions, adjustments, inclusions and exclusions set forth in the CVR Agreement:

•

the gross amount invoiced or otherwise charged for any products or services designed and sold for the detection (including through the use of GRAIL’s Galleri early detection test or DAC diagnostic aid for cancer test) of cancer and monitoring of individuals with or suspected of cancer utilizing methylation-based technology, plus

•	the gross amount invoiced or otherwise charged for GRAIL’s minimal residual disease test for therapy selection, plus

•

other revenue generated in connection with any activities (other than the sale of products or services) directed to or attributable to the detection (including through the use of GRAIL’s Galleri early detection test or DAC diagnostic aid for cancer test) of cancer and monitoring of individuals with or suspected of cancer that utilize GRAIL’s intellectual property in existence as of August 18, 2021, plus

•

other revenue in connection with the use, license or net sales of samples that were generated or collected from activities within the field of detection (including through the use of GRAIL’s Galleri early detection test or DAC diagnostic aid for cancer test) of cancer and monitoring of individuals with or suspected of cancer, plus

•

the gross amount invoiced or otherwise charged for products or services accessing data, or the sale of data generated or collected by the Company, in each case, from activities within the field of detection (including through the use of GRAIL’s Galleri early detection test or DAC diagnostic aid for cancer test) of cancer and monitoring of individuals with or suspected of cancer, plus

•	the portion of consideration attributable to products and certain other assets that generate covered revenues, in each case received by the Company from certain dispositions.

Common Stock: Holders of Common Stock are not entitled to any comparable revenue-based payments.

Voting Rights

CVRs: The CVRs have no voting rights.

Common Stock: Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders.

Redemption Rights

CVRs: Subject to certain notice requirements, Illumina may—at any time on and after the date that at least 90% of the total possible CVRs issuable pursuant to the Merger Agreement (as defined below), other than CVRs issuable in respect of GRAIL stock held by Illumina, either are no longer outstanding and/or have been repurchased, acquired, redeemed or retired by Illumina—optionally redeem all (but not less than all) of the outstanding CVRs at a redemption price equal to (i) the fair market value of the CVRs, as determined by an independent nationally recognized valuation firm mutually acceptable to Illumina and the Holder Representative (as defined in the CVR Agreement), or (ii) in the event that non-Illumina-affiliated holders of more than 50% of the outstanding CVRs accept a tender offer by Illumina after the date Illumina is able to redeem the CVRs, the price accepted in such tender offer.

The “Merger Agreement” means the Agreement and Plan of Merger, dated as of September 20, 2020, as amended from time to time, by and among Illumina, SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Illumina (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Illumina (“Second Merger Sub”), and GRAIL.

Common Stock: We generally have no rights to redeem our Common Stock.

Restrictions on Ownership and Transfer

CVRs: The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined below) in compliance with applicable United States federal and state securities laws.

“Permitted Transfer” means (i) a transfer by a holder of all, but not less than all, CVRs held by such holder to a single transferee, (ii) a transfer by a holder of any or all of the CVRs held by such holder to a single transferee, provided that such transfer does not result in such holder or such transferee holding less than 0.5% of the total number of CVRs then outstanding or (iii) a transfer in which a holder, at such holder’s option, abandons all of such holder’s remaining rights in a CVR by transferring such CVR to Illumina or any of its affiliates without consideration therefor or a transfer in which Illumina or any of its affiliates acquires any CVRs from the holders, in private transactions or otherwise. Any transfer that results in a number of holders that would require the registration of the CVRs as a class of equity securities under the Exchange Act will be deemed to not be a Permitted Transfer.

Common Stock: To the extent they remain listed on a national securities exchange, shares of Common Stock generally are freely transferable, and any transferee of such shares will be admitted to the Company with respect to such shares.

Listing

CVRs: CVRs are not publicly listed. The CVR Agreement does not require the CVRs to be listed on a securities exchange. As such, no prediction can be made regarding the development or existence of any trading market in the CVRs or the prices at which the CVRs may trade at any point in time, if at all.

Common Stock: The Common Stock is listed on the NASDAQ Global Select Market.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences to holders of CVRs that exchange their CVRs for Common Stock or cash pursuant to the Exchange Offer. The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

This discussion addresses only those holders of CVRs that received their CVRs in the Merger (as defined below) and that hold their CVRs as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) or as installment sale obligations.

For purposes of this discussion, a U.S. holder is a beneficial owner of a CVR who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The term non-U.S. holder means a beneficial owner of a CVR (other than a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CVRs, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding CVRs, you should consult your tax advisor regarding the tax consequences of the Exchange Offer.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of CVRs in light of their individual circumstances or to holders of CVRs that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts;

•	regulated investment companies;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold CVRs as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their CVRs as part of a wash sale;

•	certain U.S. expatriates or persons that have a functional currency other than the U.S. dollar; and

•	holders who acquired their CVRs through the exercise of an employee stock option or otherwise as compensation.

In addition, this discussion does not address the federal estate or gift taxes, the Medicare tax on net investment income, any alternative minimum tax or any state, local or foreign tax consequences of the Exchange Offer.

ALL HOLDERS OF CVRS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Merger

On August 18, 2021, pursuant to the Merger Agreement, First Merger Sub merged with and into GRAIL, with GRAIL continuing as the surviving entity and as a direct, wholly owned subsidiary of Illumina (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, GRAIL merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity and as a direct, wholly owned subsidiary of Illumina (together with the First Merger, the “Merger”).

Illumina believes that the Merger qualified for the “Intended Tax Treatment” as defined in the Registration Statement on Form S-4 filed on November 25, 2020, as amended (the “Form S-4”), incorporated by reference herein, and, as a result, as a “reorganization” within the meaning of Section 368(a) of the Code. The discussion below assumes the Merger qualified for the Intended Tax Treatment. No ruling from the Internal Revenue Service (the “IRS”) has been requested or is intended to be obtained as to the U.S. federal income tax consequences of the Merger, and accordingly there can be no assurance that the IRS will not challenge the conclusion that the Merger qualified for the Intended Tax Treatment or that a court would not sustain such a challenge.

As discussed in the section entitled “Material U.S. Federal Income Tax Considerations” in the Form S-4, a U.S. holder who received a CVR and realized gain on its exchange of GRAIL stock in the Merger might be eligible to report that gain under the installment sale rules. However, the availability of installment sale treatment is uncertain because it is unclear whether for installment sale purposes the CVRs may be characterized as readily tradeable in an established securities market. If installment sale treatment is not applicable, or if a U.S. holder affirmatively elects for installment sale treatment not to apply, the Merger will be treated as a “closed transaction.” The discussion below addresses consequences of the Exchange Offer for U.S. holders under both the installment sale rules and the “closed transaction” method. Each holder should consult its own tax advisor regarding the availability and application of the installment sale method to its receipt of consideration, including CVRs, in the Merger.

For a more detailed discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations” in the Form S-4.

Exchanging U.S. Holders

Exchanging U.S. Holders Who Report Receipt of CVRs in the Merger under the Closed Transaction Method

A U.S. holder that reports receipt of a CVR in the Merger under the “closed transaction” method generally will have a tax basis in such CVR equal to the fair market value of the CVR on the date of the Merger. The U.S. holder’s holding period in such a CVR would have begun on the day following the date of the Merger.

Subject to the discussion below under “—Imputed Interest”, such a U.S. holder will recognize gain or loss in an exchange of a CVR for Common Stock or cash pursuant to the Exchange Offer (an “Exchange”) equal to the difference between (i) the amount realized by the U.S. holder in the Exchange and (ii) such U.S. holder’s tax basis in the exchanged CVRs. A U.S. holder’s amount realized in an Exchange will generally equal the amount of cash (including cash received in lieu of a fractional share of Common Stock) and the fair market value of any Common Stock received in the Exchange. Gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in Common Stock received in an Exchange will generally equal the fair market value of such stock on the date of the Exchange. A U.S. holder’s holding period for such stock will begin on the day following the Exchange.

Exchanging U.S. Holders Who Report Receipt of CVRs in the Merger under the Installment Sale Rules

Subject to the discussion below under “—Imputed Interest”, a U.S. holder that reports receipt of a CVR in the Merger under the installment sale rules will recognize gain or loss in an Exchange equal to the difference between (i) the amount realized by the U.S. holder in the Exchange and (ii) such U.S. holder’s remaining basis in the GRAIL stock that the U.S. holder exchanged in the Merger. A U.S. holder’s amount realized in an Exchange will generally equal the amount of cash (including cash received in lieu of a fractional share of Common Stock) and the fair market value of any Common Stock received by such U.S. holder in the Exchange. Gain or loss will be treated as resulting from the exchange of such U.S. holder’s GRAIL stock in the Merger, and will be long-term or short-term capital gain depending on the holder’s holding period for its GRAIL stock at the time of the Merger. Long-term capital gain of a non-corporate U.S. holder is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in Common Stock received in an Exchange will generally equal the fair market value of such stock on the date of the Exchange. A U.S. holder’s holding period for such stock will begin on the day following the Exchange.

Imputed Interest

It is possible that a portion of the amount realized by a U.S. holder in an Exchange may constitute imputed interest under the Code (regardless of whether such U.S. holder reports receipt of a CVR in the Merger under the “closed transaction” method or the installment sale rules). The amount of such imputed interest would equal the excess of (i) the amount realized in the Exchange over (ii) the present value of such amount as of the date of the Merger, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. Each U.S. holder should consult its own tax advisor regarding the potential treatment of a portion of the amount realized in an Exchange as imputed interest.

Distributions on Common Stock Received in an Exchange

A distribution of cash or other property to a U.S. holder in respect of Common Stock generally will be treated as a dividend to the extent it is paid from Illumina’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). If the amount of a distribution exceeds Illumina’s current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjust tax basis in the Common Stock, and thereafter will be treated as capital gain. Such determinations may be required to be made on a share-by-share basis.

Sale or Exchange of Common Stock Received in an Exchange

Upon a sale, exchange or other taxable disposition of Common Stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Such gain or loss generally will be capital gain or loss. Long-term capital gain of a non-corporate U.S. holder is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to the receipt of Common Stock or cash in an Exchange and payments made on, or proceeds from the sale or other disposition of, Common Stock. In addition, U.S. federal backup withholding may apply to such payments if a U.S. holder fails to provide a properly completed and executed IRS Form W-9 providing the correct taxpayer identification number and certifying that the U.S. holder is not subject to backup withholding, or otherwise fails to establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund of or credit against a U.S. holder’s federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Exchanging Non-U.S. Holders

Treatment of an Exchange Pursuant to the Exchange Offer and the Sale, Exchange or Other Taxable Disposition of Common Stock Received in an Exchange

Subject to the discussions below under “—Imputed Interest Received pursuant to the Exchange Offer and Distributions on Common Stock Received Pursuant to the Exchange Offer”, “—Information Reporting and Backup Withholding” and “—FATCA”, non-U.S. holders will not be subject to U.S. federal income tax on gain recognized in an Exchange or on the sale, exchange or other taxable disposition of Common Stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Exchange or the sale, exchange or other taxable disposition of Common Stock and certain other conditions are met; or

•

in the case of a sale, exchange or other taxable disposition of Common Stock, if Illumina is treated as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for the Common Stock, and certain other conditions are met.

If a non-U.S. holder is described in the first bullet above, then the non-U.S. holder will be subject to U.S. federal income tax on its gain on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if such a non-U.S. holder is a foreign corporation, such non-U.S. holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the non-U.S. holder’s effectively connected earnings and profits, subject to adjustments.

If a non-U.S. holder is described in the second bullet above, then the non-U.S. holder, if certain other conditions are met, will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable income tax treaty.

With respect to the third bullet above, Illumina will be a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). Illumina believes that it is not currently and will not become a USRPHC for U.S. federal income tax purposes. There can be no assurance, however, that Illumina is not, and will not become, a USRPHC. If Illumina is or becomes a USRPHC, however, as long as its stock is regularly traded on an established securities market, a non-U.S. holder that sells or otherwise disposes of shares of Common Stock will be subject to U.S. tax on such sale or disposition only if such non-U.S. holder actually or constructively holds more than 5% of such Common Stock at any time during the shorter of the five-year period preceding such sale or disposition or such non-U.S. holder’s holding period for such Common Stock. No assurance can be provided that Common Stock will be regularly traded on an established securities market at all times for purposes of the rules described above.

Imputed Interest Received Pursuant to the Exchange Offer and Distributions on Common Stock Received Pursuant to the Exchange Offer

Amounts paid to a non-U.S. holder that constitute imputed interest under the Code, calculated as described above under “—Exchanging U.S. Holders—Imputed Interest”, and distributions paid to a non-U.S. holder on Common Stock that are treated as dividends, as described above under “—Exchanging U.S. Holders—Distributions on Common Stock Received in Exchange”, will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder timely provides to the applicable withholding agent a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the provisions of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that such imputed interest or dividend is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base).

If amounts constituting imputed interest or dividends are effectively connected with the conduct of a U.S. trade or business conducted by a non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be subject to U.S. federal income tax on that imputed interest or dividend in the same manner as gain effectively connected with a trade or business in the United States as discussed above under “—Treatment of an Exchange Pursuant to the Exchange Offer and the Sale, Exchange or Other Taxable Disposition of Common Stock Received Pursuant to the Exchange Offer.”

Backup Withholding and Information Reporting

The amount of imputed interest and dividends paid to a non-U.S. holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. holder is resident. Information reporting may apply to payments of Common Stock or cash pursuant to the Exchange Offer and proceeds from the sale or other disposition of Common Stock unless the non-U.S. holder certifies under penalties of perjury that it is not a “United States person” as defined in the Code (generally through an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate IRS Form W-8) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is such a “United States person”, or it otherwise establishes an exemption.

A non-U.S. holder will be subject to backup withholding with respect to payments of Common Stock or cash pursuant to the Exchange Offer and proceeds from the sale or other disposition of Common Stock unless it certifies under penalties of perjury that it is not a “United States person” as defined in the Code (generally through an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate IRS Form W-8) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is such a “United States person”, or it otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund of or credit against a U.S. holder’s federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (“FATCA”), a 30% U.S. federal withholding tax may apply to imputed interest paid pursuant to the Exchange Offer and dividends on Common Stock paid to (i) a “foreign financial institution” (as defined in Section 1471 of the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as defined in Section 1471 of the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. A non-U.S. holder should consult its own tax advisor regarding these rules and whether they may be relevant to participation in the Exchange Offer.

Non-Exchanging Holders

The Exchange Offer will not have any U.S. federal income tax consequences for holders of CVRs that do not participate in the Exchange Offer.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable state law, we will make a good faith effort to comply with any such state law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of CVRs be accepted from or on behalf of) the holders residing in such U.S. jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Exchange or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Recipients of this Offer to Exchange and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the CVRs outstanding as of the date of this Offer to Exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of any shares of Common Stock upon exchange of the CVRs is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding CVRs were registered under the Securities Act, we expect that all of our shares of Common Stock issued in the Exchange Offer to persons not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. Any shares of Common Stock issued in the Exchange Offer to persons or entities who are affiliated with us will not be freely transferable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the registration requirements of the Securities Act and any applicable exemptions therefrom.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act. In accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents we file with the SEC, including the registration statement and the documents incorporated by reference into this Offer to Exchange, are available on that website at http://www.sec.gov. Certain information is also available on our website at http://www.illumina.com.

This Offer to Exchange incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2021, July 4, 2021 and October 3, 2021;

•

our Current Reports on Forms 8-K filed on February 5, 2021; March 4, 2021; March 8, 2021; March 12, 2021; March 16, 2021; March 18, 2021; March 22, 2021; April 20, 2021; May 28, 2021; August 18, 2021 (as amended by the Form 8-K/A filed with the SEC on October 29, 2021); and October 15, 2021;

•

the description of our Common Stock contained in our Registration Statement on Form 8-A filed on April 14, 2000, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

the description of our CVRs contained in our Registration Statement on Form S-4 filed on November 25, 2020, including any subsequent amendments or reports filed for the purpose of updating such description.

We have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, you should not rely on any other information. If you are in a U.S. jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Exchange does not extend to you. The information contained in this Offer to Exchange speaks only as of the date of this Offer to Exchange unless the information specifically indicates that another date applies.

The Exchange Agent for the Exchange Offer is:

Computershare Trust Company, N.A.

By Mail:	By Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Officer	Attn: Corporate Actions Voluntary Officer
P.O. Box 43011	150 Royall Street, Suite V
Providence, Rhode Island 029-340011	Canton, Massachusetts 02021

The Information Agent for the Exchange Offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll Free: (866) 767-8867